===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 2, 1998
                                                           ------------


                    International Thoroughbred Breeders, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                        0-9624                 22-2332039
----------------------------         ------------          ------------------
(State or other jurisdiction         (Commission           (I.R.S. Employer
     of incorporation)               File Number)          Identification No.)


                          Route 70 and Haddonfield Road
                            Cherry Hill, New Jersey                08034
                    ----------------------------------------     ----------
                    (Address of principal executive offices)     (Zip Code)


        Registrant's telephone number, including area code: 609-488-3838
                                                            ------------

===============================================================================

Item 5.           Other Events.

                  On July 2, 1998, International Thoroughbred Breeders, Inc. ("ITB" or the "Company") entered into an agreement with Greenwood New Jersey, Inc. ("Greenwood"), a wholly-owned subsidiary of Greenwood Racing, Inc. which owns Philadelphia Park racetrack, the Turf Clubs and Phonebet, for the sale of ITB's Freehold Raceway and the lease for a period of seven years of ITB's Garden State Park facility and related assets. The agreement is subject to satisfaction of a number of conditions, including without limitation, ITB stockholder approval, the receipt by ITB of a fairness opinion from an independent investment banker, a 30-day due diligence review by Greenwood and the receipt by Greenwood of approval from applicable regulatory authorities. The purchase price is $45 million, consisting of $33 million in cash and a seven-year non-contingent promissory note in the amount of $12 million, with an additional $10 million in contingent promissory notes becoming effective upon, among other things, New Jersey's approval of off-track betting facilities or telephone account pari-mutuel wagering on horse racing. Further adjustments could be made to increase the purchase price if certain additional regulatory gaming changes are approved in New Jersey in the future. Greenwood Racing, Inc. will guarantee the performance by Greenwood of all obligations under the notes.

                  If the transaction is not completed by December 31, 1998, either party has the right to terminate. Subject to various conditions, including Greenwood's right of first refusal, ITB's Board has the right, at any time prior to the closing, to exercise its fiduciary duties and accept a superior proposal for the sale of Freehold Raceway and the Garden State facility. The ITB Board is continuing to consider all of the Company's strategic options to maximize stockholder value. The initial cash proceeds from the Greenwood transaction will be used to reduce ITB's outstanding debt to its primary lender. Upon the sale of Freehold Raceway and the lease or sale of the Garden State Park facility, ITB will withdraw from any gaming business regulated by the State of New Jersey. The ITB Board is considering alternatives for the Company's future, including the acquisition of one or more operating businesses.

                  On July 2, 1998, ITB also entered into a Stipulation and Agreement of Compromise, Settlement and Release to resolve the pending stockholder derivative litigation in the Delaware Court of Chancery. The settlement is subject to numerous conditions, including without limitation, Delaware court approval following notice to ITB's stockholders, the consent of ITB's primary lender and the issuance of certain orders by the U.S. bankruptcy courts. The settlement will result in ITB's purchase from NPD, Inc. of approximately 2.9 million shares of ITB's common stock for $4.6 million, plus the assumption by ITB of NPD's $5.8 million promissory note now held by Robert
E. Brennan's Bankruptcy Trustee. The purchase price was reached in settlement of certain claims against NPD and certain directors. The settlement also provides for the return to AutoLend Group, Inc. of $2 million pledged to secure the NPD note, plus accrued interest thereon.

                  Upon the mailing of the settlement notice to ITB's stockholders, Michael C. Abraham, Charles R. Dees, Jr., Frank A. Leo and Kenneth
S. Scholl will resign from the Company's Board of Directors. Upon the purchase of the NPD shares by ITB, Anthony Coelho, Nunzio P. DeSantis and Joseph Zappala will also resign from the Board and terminate their employment and consulting agreements with the Company. Following the foregoing director resignations, the continuing ITB directors, Francis W. Murray and Robert J. Quigley, expect to call an annual meeting of stockholders to elect directors.

                  The settlement also contemplates the disposition of ITB's non-operating El Rancho hotel and casino site in Las Vegas, Nevada. Of the proceeds, a minimum of $44.2 million will be used to reduce ITB's outstanding debt to the Company's primary lender. As part of the settlement, Las Vegas Entertainment Network, Inc. will return to ITB for cancellation approximately
2.1 million shares of ITB common stock and terminate all of its contractual arrangements with ITB.


Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits

             (c)      Exhibits.

                      The following exhibits are filed as part of this Report:

                      10.1 Stipulation and Agreement of Compromise, Settlement and Release dated July 2, 1998.

                      10.2 Asset Purchase Agreement dated as of July 2, 1998 by, between and among Greenwood New Jersey, Inc., Garden State Race Track, Inc., Freehold Raceway Association, Atlantic City Harness, Inc., Circa 1800 and International Thoroughbred Breeders, Inc., together with exhibits thereto.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  July 7, 1997                  INTERNATIONAL THOROUGHBRED
                                      BREEDERS, INC.


                                      By:  /s/ Nunzio P. DeSantis
                                           ---------------------------------
                                           Nunzio P. DeSantis, President and
                                           Chief Executive Officer

                                  EXHIBIT INDEX


Exhibit No.                         Description of Document
-----------                         -----------------------

10.1 Stipulation and Agreement of Compromise, Settlement and Release dated July 2, 1998.

10.2 Asset Purchase Agreement dated as of July 2, 1998 by, between and among Greenwood New Jersey, Inc., Garden State Race Track, Inc., Freehold Raceway Association, Atlantic City Harness, Inc., Circa 1800 and International Thoroughbred Breeders, Inc., together with exhibits thereto.